Exhibit 5.2

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

July 7, 2011

Affinion Group, Inc.

6 High Ridge Park

Stamford, Connecticut 06905

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Long Term Preferred Care, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-173103), as amended (the “Registration Statement”), filed by Affinion Group, Inc., a Delaware corporation (“Affinion”), the Company and certain other “Guarantors” identified in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Affinion of $475,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 (the “Exchange Securities”) and the issuance by the Company and the other Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the related Guarantees will be issued under an indenture dated as of November 19, 2010 among Affinion, the Guarantors, including the Company, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented (the “Indenture”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

We have examined the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also reviewed such corporate records of the Company, such certificates of public officials and such other documents as we have deemed it necessary or appropriate to review for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indenture and in certificates provided pursuant to or in connection with the Indenture or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Company, we have relied solely upon a certificate of existence issued by the Tennessee Secretary of State of recent date.

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the due organization and existence of all parties to the Indenture, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Company,

(b) the due authorization of the Indenture by all parties thereto, except to the extent that we express an opinion in Paragraph 1 below regarding the authorization of the Indenture by the Company,

Affinion Group, Inc.

July 7, 2011

(c) the due execution and delivery of the Indenture by the parties thereto, in substantially the form submitted to us, duly completed in a full, accurate and consistent manner, except to the extent that we express an opinion in Paragraph 2 below regarding the execution and delivery of the Indenture by the Company,

(d) that each of the parties to the Indenture has the legal right, power and authority to enter into the Indenture and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of the Company, and

(e) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. The Company is a validly existing Tennessee corporation, in good standing under the laws of the State of Tennessee. The Company has the necessary corporate power and corporate authority under the laws of Tennessee to execute and deliver the Indenture and perform its obligations thereunder. The execution and delivery of the Indenture and the performance and observance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

2. To the extent Tennessee law is applicable, the Indenture has been duly executed and delivered by the Company.

The opinions expressed herein are limited to the laws of Tennessee and are subject to and qualified and limited in their entirety by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and the effect of any statute related to the solvency of the Company.

Our opinion is rendered as of the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very Truly Yours,

/S/ BASS, BERRY & SIMS PLC